Exhibit 99.1

Novan Completes Funding Transaction with Ligand Pharmaceuticals

•	Novan to immediately receive $12 million of non-dilutive capital

•	Ligand to receive milestones and tiered royalty for North America SB206 molluscum indication

•	Phase 3 molluscum trial to begin recruitment of patients this month

•	Molluscum top line results targeted early during the first quarter of 2020 or before
MORRISVILLE, N.C. - May 6, 2019 - Novan, Inc. ("the Company" or "Novan") (Nasdaq:NOVN) today announced that the Company has secured $12 million in non-dilutive capital from Ligand Pharmaceuticals Incorporated (“Ligand”) (Nasdaq:LGND). This transaction further enables the accelerated advancement of the molluscum Phase 3 program within the overall Novan mid-to-late stage clinical development portfolio.
Under the terms of this development funding and royalty agreement, Ligand will provide funding of $12 million in exchange for a tiered royalty of 7 to 10% which wil be based on future North American sales of SB206 for the molluscum indication. In addition, Ligand is entitled to receive regulatory and commercial milestones of up to $20 million based on specific regulatory and sales progress. The capital from this transaction is contractually dedicated to the exclusive use in the advancement of the Phase 3 molluscum program. The Novan team will continue to have responsibility for all clinical development and regulatory execution of SB206 and the totality of the molluscum program activity.
“The decision to advance a molluscum indication was driven, in large part, by a strong recommendation from Dr. Tomoko Maeda-Chubachi, our VP of Medical Dermatology,” commented Paula Brown Stafford, President and Chief Operating Officer of Novan. Commenting further, Ms. Stafford added, “we remain focused on smartly advancing the underlying science and executing the mid-to-late stage clinical programs in a highly disciplined manner.”
The Company remains focused on the re-engineering of certain aspects of its internal operations as outlined during last week’s webcast. In particular, the reduction of the existing real estate footprint and the strategic migration of drug substance and product manufacturing remain key objectives for 2019. Progress in these two areas will change the cost characteristics of Novan by reducing the fixed component of the cost base in favor of variable costs.
About Novan
Novan, Inc. is a clinical development-stage biotechnology company focused on leveraging nitric oxide’s naturally occurring anti-microbial and immunomodulatory mechanisms of action to treat a range of diseases with significant unmet needs. We believe that our ability to deploy nitric oxide in a solid form, on demand and in localized formulations allows us the potential to improve patient outcomes in a variety of dermatology, women’s health and gastrointestinal diseases.
Forward-Looking Statements
This press release contains forward-looking statements including, but not limited to, statements related to pharmaceutical development of nitric oxide-releasing product candidates, our intention to advance development of certain product candidates, including SB206 for the treatment of molluscum, the expected financial and other benefits of the funding arrangements and the future prospects of our business and our product candidates. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from our expectations, including, but not limited to, risks and uncertainties in the clinical development process, including, among others, length, expense, ability to enroll patients, reliance on third parties, potential for delays and that results of earlier research and preclinical or clinical trials may not be predictive of results, conclusions or interpretations of later research activities or additional trials; risks related to the regulatory approval process, which is lengthy, time-consuming and inherently unpredictable, including the risk that the products covered by the financing arrangement may not be approved or that additional studies may be required for approval or other delays may occur and that we may not obtain funding sufficient to complete the regulatory or development process; our ability to identify and enter into strategic relationships or other business development opportunities for the potential commercialization of our product candidates and support thereof; risks relating to our ability to complete an agreement for the manufacture of our active pharmaceutical ingredient (API); risks related to the manufacture of clinical trial materials and commercial supplies of any potentially approved product candidates, including the manufacture of our API and our ability to transfer technology and processes to a third party effectively; risks associated with relying on third parties for the manufacture of drug product for clinical trials; our ability to reduce costs; risks relating to commercialization of products, if approved; our ability to obtain additional funding or enter into strategic relationships or other business development necessary for the further advancement and development of our product candidates; and other risks and uncertainties described in our annual report filed with the SEC on Form 10-K for the twelve months ended December 31, 2018, and in our subsequent filings with the SEC. These forward-looking statements speak only as of the date of this press release, and Novan disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances after the date of such statements, except as may be required by law.
CONTACT:
(Investors & Media)
Cole Ikkala
Director, Investor Relations, Communications & Business Development
cikkala@novan.com

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